EXHIBIT 10.8

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the date of the last party to sign below by and between Farmland Partners Inc., a Maryland corporation (the “Company”), and Jesse J. Hough (“Consultant”), an individual. The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.                                      Term. The term of this Agreement will commence on the date of the completion of the initial public offering of the Company’s common stock (the “Effective Date”) and will continue for an initial period of two years (the “Initial Term”).  Commencing with the last day of the Initial Term, and on each subsequent anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods.  Notwithstanding the foregoing, the Services (as defined herein) may be earlier terminated in accordance with the provisions of Section 3 hereof. The period of time between the Effective Date and the termination of this Agreement shall be referred to herein as the “Consulting Term”).

2.                                      Services and Compensation.

2.1.                            Services. Consultant will consult with and advise the Company on matters and/or perform services relating to business strategies and related matters, including asset underwriting, asset acquisitions and accounting matters, as well as other matters reasonably requested of Consultant by the Company during the Consulting Term (the “Services”).

2.2.                            Fees. For Consultant’s performance in accordance with the terms and conditions of this Agreement, the Company agrees to pay Consultant an annual fee of $75,000 (the “Annual Fee”). The Annual Fee payable to Consultant pursuant to this Agreement shall be payable in four equal quarterly installments within thirty days after each fiscal quarter, with the exception of the first payment hereunder, which shall be pro-rated for the period commencing on the Effective Date and ending on the last day of the fiscal quarter in which the Effective Date occurs.

2.3.                            Equity Compensation. Consultant will be eligible to receive grants of equity awards from the Company under its 2014 Equity Incentive Plan (the “2014 Plan”) or other equity compensation plans the Company adopts in the future. Any grants of equity awards to Consultant will be at the discretion of the Board of Directors of the Company (the “Board”), the Compensation Committee of the Board (the “Compensation Committee”) or such other committee or person to whom authority to grant equity awards under the plan has been delegated (each a “Delegatee”).  The Board, Compensation Committee or Delegatee, as the case may be, shall determine (i) the type or types of equity awards (if any) to be made to Consultant; (ii) the number of shares of the Company’s common stock subject to any equity award; (iii) the terms and conditions of each equity award (including, but not limited to, the exercise price of any stock option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an award or the shares of the Company’s common stock subject thereto, and the treatment of an award in the event of a change in control or other transaction); (iv) prescribe the form of each award agreement evidencing an equity award; and (v) amend, modify, or supplement the terms of any outstanding equity award.

3.                                      Termination. Notwithstanding any other provision of this Agreement, either the Company or Consultant may terminate this Agreement and the Services for any reason or no reason, and such termination shall be effective on the earlier of the 90th day after written notice of such termination is provided to the other party in accordance with Section 8.4, and the date the Consulting Term would have ended had no termination notice been provided; provided, however, that the Company may immediately terminate (without any prior notice) this Agreement and the Services for “Cause” under the following circumstances: (i) Consultant’s continued failure to substantially perform duties, or gross negligence or willful misconduct in connection with the performance of the Services to the Company or an affiliate of the Company; (ii) conviction or plea of guilty or nolo contendere of a felony or a misdemeanor with respect to which fraud or dishonesty is a major element; (iii) Consultant’s conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of Consultant at the expense of the Company or an affiliate of the Company; or (iv) Consultant’s material breach of any Company policy or term of this Agreement or any other employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between Consultant and the Company or an affiliate of the Company.

4.                                      Section 280G.

4.1                               Parachute Limitation.  If Consultant is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”), then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Consultant with the Company (“Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to Consultant, whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Consultant (“Benefit Arrangement”), any right to exercise, vesting, payment or benefit to Consultant under this Agreement shall be reduced or eliminated:

(a)                to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Consultant under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to Consultant under this Agreement to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b)                if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by Consultant from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Consultant without causing any such payment or benefit to be considered a Parachute Payment.

4.2                               Order of Reduction.  The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance awards, then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or stock units, then by reducing or eliminating any other remaining Parachute Payments.

5.                                      Section 409A.  The intent of the parties is that any payments and benefits under this Agreement comply with (or qualify for an exemption from) Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Consultant and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company or any affiliate be liable for any additional tax, interest or penalty that may be imposed on Consultant by Code Section 409A or damages for failing to comply with Code Section 409A.

6.                                      Covenants of Consultant.

6.1.                            Covenant Against Conflicting Obligations; Other Covenants. Consultant acknowledges that (i) the principal business of the Company (which, for purposes of this Section 6 (and any related enforcement provisions hereof), expressly includes its successors and assigns), is the ownership, acquisition and management of agricultural real estate (the “Business”); (ii) the Company is one of a limited number of entities that have developed such a business; (iii) Consultant’s work for the Company will give him access to the confidential affairs and proprietary information of the Company; (iv) the covenants and agreements of Consultant contained in this Section 6 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, Consultant covenants and agrees that:

(a)                By and in consideration of the fees and benefits to be provided by the Company hereunder and further in consideration of Consultant’s exposure to the proprietary information of the Company, Consultant covenants and agrees that, during the Consulting Term, he shall not in the United States, or, if and to the extent that the Business is Actively Conducted (as defined below) outside of the United States, in the applicable non-U.S. locations, directly or indirectly, (i) offer to any person, corporation, partnership or other entity (other than the Company or its Controlled Affiliates) the opportunity to acquire any agricultural real estate without first presenting such opportunity to the Company; (ii) render any consulting or similar services to any person, corporation, partnership or other entity (other than the Company or its Controlled Affiliates) engaged in any element of the Business if such person, corporation, partnership or other entity has assets of greater than $50,000,000.00 (a “Competing Business”); or (iii) become interested in any Competing Business as a partner, member, manager, shareholder, principal, agent, employee or trustee; provided, however, that, (i) a Competing Business shall not include any of the corporations, partnerships or other entities listed on Schedule 1 hereto; (ii) notwithstanding anything in this Section 6.1(a) to the contrary, Consultant or entities controlled by him may acquire, or offer to Paul A. Pittman or entities controlled by Mr. Pittman, agricultural real estate in the townships covered by the Company’s Homestead Exemption Policy as then in effect, subject to the aggregate annual limitations set forth therein; and (iii) notwithstanding anything in this Section 6.1(a) to the contrary, Consultant may own or acquire or otherwise invest in, directly or indirectly, securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or in the over-the-counter market, (B) Consultant is not a controlling person of, or a member of a group which controls, such entity and (C) Consultant does not, directly or indirectly, own 5% or more of any class of securities of such entity.  For purposes of this Agreement, the term “Actively Conducted” shall mean that the Company actually owns or manages agricultural real estate in the specified location, or has entered into a binding agreement, or a letter of intent, a term sheet, an agreement in principle, or any similar non-binding agreement (which non-binding agreement has not been terminated or expired of its own terms), to purchase or manage agricultural real estate in the specified location. “Controlled Affiliates” shall mean any and all entities that the Company directly or indirectly controls; provided that, if after the date hereof there is a reorganization of the Company and a new holding company is established over, and has control of, the Company, then “Controlled Affiliates” shall also include such holding company and any affiliates that are controlled by such new parent.

(b)                During and after the Consulting Term, Consultant shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its Controlled Affiliates, all confidential matters relating to the Business and the business of any of its Controlled Affiliates and to the Company and any of its Controlled Affiliates, learned by Consultant heretofore or hereafter directly or indirectly from the Company or any of its Controlled Affiliates, including, without limitation, information with respect to (i) sources and non-public methods of raising capital, (ii) non-public information related to joint ventures, institutional funds and the partners or other investors therein, and (iii) any other material, non-public information (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except (w) with the Company’s express written consent, (x) Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Consultant or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (y) as required by law or legal process (provided that Consultant shall give the Company reasonable prior written notice of disclosure under this clause (y)), and (z) for disclosures to counsel in the context of seeking legal advice where counsel agrees, for the benefit of the Company, to be bound by the restrictions of this sentence.

(c)                 During the Consulting Term, Consultant shall not, without the Company’s prior written consent, directly or indirectly (i) solicit or encourage to leave the employment or other service of the Company, or any of its Controlled Affiliates, any employee or independent contractor of the Company, or (ii) publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its Controlled Affiliates, or in any way adversely affecting or otherwise maligning the Business or the reputation of the Company or any of its Controlled Affiliates (provided that nothing in this sentence is intended to prevent Consultant from including in his pleadings or from his testimony any truthful matter to the extent necessary to defend against any claim by the Company or a third party against Consultant, or to prosecute any claim against the Company for a breach of this Agreement).

(d)                All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by Consultant or made available to Consultant concerning the business of the Company or its Controlled Affiliates, (i) shall at all times be the property of the Company (and, as applicable, any Controlled Affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the termination of this Agreement, shall be immediately returned to the Company.

6.2.                            Rights and Remedies upon Breach. Consultant acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Consultant breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its Controlled Affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company and its Controlled Affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages), including, without limitation, the right to restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

7.                                      Independent Contractor; Benefits.

7.1.                            Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as, nor shall Consultant as a result of this Agreement be deemed to be, an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

7.2.                            Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company, other than those benefits noted in Section 2.3. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become an employee and will receive no benefits from the Company, other than those benefits noted in Section 2.3 and except those mandated by state or federal law, even if by the terms of benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.                                      Other Provisions.

8.1.                            Severability. Consultant acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the portions determined to be invalid or unenforceable.

8.2.                            Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of Consultant’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the geographical scope of such provision, then, after such determination has become final and unappealable, the scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3.                            Controversies and Claims. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Consultant and the Company (or its Controlled Affiliates, where applicable) shall be brought and resolved in the state or federal courts located in Colorado, and the parties hereby consent to the jurisdiction and venue of such courts for such purpose. Notwithstanding the foregoing, any judgment of any such court may be enforced in any court of competent jurisdiction.

8.4.                            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Company, to:	Farmland Partners Inc. 8670 Wolff Court, Suite 240 Westminster, CO 80031 Attention: Chief Executive Officer Facsimile: (720) 398-3238

with a copy to:	Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW, Suite 6000 Washington, DC 20006 Attention: Justin R. Salon Facsimile: (202) 887-0763

If to Consultant, to:	Jesse J. Hough 8670 Wolff Court, Suite 240 Westminster, CO 80031 Facsimile: (720) 398-3238

Any such person may by notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.5.                            Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same.

8.6.                            Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.7.                            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

8.8.                            Assignment. This Agreement, and Consultant’s rights and obligations hereunder, may not be assigned by Consultant; any purported assignment by Consultant in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company; any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, (i) in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, and (ii) the Company may assign this Agreement to its Controlled Affiliates.

8.9.                            Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

8.10.                     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.11.                     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.12.                     Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 3, 4, 5, 6.1(b), 6.2 and 8 (to the extent necessary to effectuate the survival of Sections 3, 4, 5, 6.1(b) and 6.2) of this Agreement shall survive termination of this Agreement and any termination of the Services hereunder.

8.13.                     Existing Agreements. Consultant represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

8.14.                     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COMPANY:

FARMLAND PARTNERS INC.

By:

Name: Paul A. Pittman
Title:	Executive Chairman, President and Chief Executive Officer
Date:

CONSULTANT:

Jesse J. Hough
Date:

[Signature Page to Consulting Agreement]

Schedule 1

American Agriculture Corporation

Pittman Hough Farms, LLC

PH Land, LLC

Cottonwood Valley Farms, LLC

Hough Farms

Astoria Farms

Pine Ridge Holdings, Inc.

Little Pine Ridge Feed Yard, Inc.

South Fulton Livestock, LLC

Hough Cattle Feeding, LLC

Schuyler Livestock, Inc.

PHS Farms, LLC

BPH Farms, LLC